Exhibit 99.1
June 16, 2006
Dear Fellow Shareholder:
The management team at First Charter continues to pursue initiatives that we believe will enhance the value of the First Charter franchise, improve the performance of the Company, and in turn, benefit our shareholders.
I am pleased to inform you about a historic event in the history of our company. We recently announced plans for a strategic merger with GBC Bancorp, Inc., parent of Gwinnett Banking Company in Lawrenceville, Georgia.
Gwinnett Banking Company, which is located in the north Atlanta market, is among the best performing community banks in Georgia. As of March 31, 2006, Gwinnett reported $418 million in assets. In 2005, they reported Return on Average Assets of 1.80%, Return on Average Equity of 21.4%, and Net Interest Margin of 4.75%.
The bank has two branches. One is located in Gwinnett County and the other in Fulton County. Over the next five years, Gwinnett County has a projected population growth rate of 23%, compared to a 16% growth rate for the Charlotte market. The north Atlanta market is a key target market within our planned regional expansion strategy.
The geographic location of Gwinnett Banking Company, along with the company’s experienced, high-performing management team, specialized expertise in SBA lending, and homebuilder finance product make this merger strategically compelling. The terms of the agreement are also financially compelling. We believe the purchase price at 14.4x last twelve month’s diluted earnings, and 2.60x fully diluted tangible book value, is quite reasonable. And, it is expected to be 2 cents per share accretive to First Charter’s GAAP earnings for 2007, and 4 cents per share accretive for 2008. The merger, pending legal and regulatory approvals, is expected to close in the fourth quarter of 2006.
We are pleased that Larry Key, Chairman, President & CEO of Gwinnett Banking Company, along with his management team, have agreed to continue to manage the local market operations. Larry has over twenty-five years of experience in the Atlanta market and has established a very strong banking franchise with focus on quality customer service, similar to First Charter’s. Larry will serve as Regional President for the north Atlanta First Charter market.
I encourage you to visit our website at www.firstcharter.com for more information about the merger, as well as listen to the recorded conference call that we held with analysts regarding the transaction.
Finally, enclosed is your Shareholder Report, which discusses our successful first quarter 2006 results. We appreciate your continued support and welcome your comments and suggestions as we continue to improve the performance of your company.
Sincerely,
Robert E. James, Jr.
REJ
Enclosure

ADDITIONAL INFORMATION
First Charter will file a Form S-4, GBC Bancorp, Inc. (“GBC”) will file a Proxy Statement and both companies will file other relevant documents regarding this transaction with the Securities and Exchange Commission (the “SEC”). GBC will mail the Proxy Statement/Prospectus to its shareholders. These documents will contain important information about the transaction, and First Charter and GBC urge you to read these documents when they become available.
You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from First Charter’s website (www.firstcharter.com) under the tab “About First Charter” and then under the heading “Investor Relations” and then under the item “SEC Filings.”
First Charter and GBC and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from GBC’s shareholders in connection with this transaction. Information about other persons who may be deemed participants in this transaction will be included in the Proxy Statement/Prospectus. You can find information about First Charter’s executive officers and directors in First Charter’s definitive proxy statement filed with the SEC on March 22, 2006. You can find information about GBC’s executive officers and directors in their definitive proxy statement filed with the SEC on July 22, 2005. You can obtain free copies of these documents from First Charter or GBC using the contact information included in these materials.

An Update from Bob James

DEAR FELLOW SHAREHOLDERS:

I'm pleased to report First Charter's results for the first quarter of 2006.

- *Net Income was up 11% over the first quarter of 2005.*
- *Earnings Per Share of $0.37 for the first quarter compared to $0.34 for the same period in 2005*
- *Net Interest Margin improved 34 basis points to 3.40%. This improvement confirms that the balance sheet repositioning implemented in 2005 is working.*
- *Noninterest Income grew 15%, driven by higher Insurance, Mortgage and Deposit revenues.*
- *Total Loan Average Balances were 15% higher than the first quarter of 2005. The majority of this growth came from our commercial and construction lending businesses.*
- *Strong Credit Quality Continues, Annualized Net Charge-offs were only 0.10% of Average Loans.*

Our first quarter 2006 end of period stock price of $24.70 is a 9% increase over the stock price for the same period in 2005. Additionally, the company has produced 18 consecutive years of dividend increases with a current annual dividend yield of 3.00%.

Financial Highlights

(Dollars in thousands, except per share data)	For Three Months Ended 3/31/06	For Three Months Ended 3/31/05
Net Interest Income - taxable equivalent	$ 32,677	$ 31,149
Noninterest Income	18,241	15,814
Noninterest Expense	31,512	28,869
Net Income	11,444	10,309
Diluted Earnings Per Share	0.37	0.34
Dividends Declared Per Share	0.19	0.19
Stock Price (end of period)	24.70	22.59
Average Assets	4,203,273	4,439,768
Average Core Deposits	1,464,597	1,303,917

Financial Ratios

Return on Average Assets	1.10 %	0.94 %
Return on Average Equity	14.12	13.21
Net Interest Margin (tax-equivalent)	3.40	3.06

Asset Quality Ratios

Allowance for Loan Losses to Loans	0.98 %	1.02 %
Net Charge-off Ratio	0.10	0.21

Loan Growth – Total Loan Average Balances grew $294 Million or 15%. Commercial Loans up 17%. Consumer Loans up 7%.

15% Growth
Consumer
Mortgage
Commercial

First Charter achieved strong loan growth over the past year. Commercial and construction loan average balances grew $226.8 million, or 17 percent.

Core Deposit Growth – Noninterest Bearing DDA Average Balances Up 11% vs Year Ago. Interest Checking, Savings and MM Up 13% vs Year Ago

12% Growth

Core deposit (money market, demand and savings accounts) average balances increased $160.7 million, or 12 percent, compared to the first quarter of 2005.

Expanding our Franchise

On February 13th, we opened three new financial centers in the Raleigh area. They join the Atrium center we opened in October of 2005, which serves as the business hub for our Raleigh team.

Grand opening celebrations for new customers at each branch helped introduce First Charter to the individuals and businesses in Raleigh, Garner and Cary.

FIRST CHARTER

Garner Financial Center

On June 1st, we announced plans to merge with GBC Bancorp, Inc., parent of Gwinnett Banking Company, headquartered in Lawrenceville, Georgia. The planned merger, which is expected to close in the fourth quarter of 2006, will add two banking locations in the north Atlanta market to the First Charter franchise.

The Right Markets for Growth

- GBC Locations
- FCTR Locations

VIRGINIA
NORTH CAROLINA
Raleigh
Charlotte
Atlanta
SOUTH CAROLINA
GEORGIA

Customer Satisfaction Scores Hit Record Level

Delivering exceptional service to our customers is at the heart of our Community Banking model. As we have discussed previously, each quarter we survey more than 1,600 customers and ask them how satisfied they are with our service. In the first quarter of 2006, a record-setting 86% of the customers surveyed said they were "very satisfied" with our service. Very Satisfied customers are more likely to consolidate their business at First Charter, look to us to meet their future financial needs, and recommend us to their friends and family.

Customer Satisfaction

*Percent of VERY SATISFIED Customers

86%

Thank You

Thank you for your continued support and confidence in First Charter. I look forward to the opportunity to provide ongoing updates on the performance of your company and welcome your feedback and questions at any time.

Sincerely,
Robert E. James, Jr.
President and CEO

To acquire additional shares through our dividend reinvestment plan, please contact Robin Leslie, Investor Relations, at 704-688-4505.

For more information about First Charter products and services, please visit us on the web at www.FirstCharter.com or call 888-MOVE-2-FC.

This document is for information purposes only and is neither an offer to buy or sell nor a solicitation of offers to buy or sell any securities. It should be read in conjunction with documents filed with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. All financial results, balance sheet data and other information presented in this document are qualified in their entirety by reference to these reports. This document contains forward-looking statements, and a discussion of various factors that could cause actual results to differ materially from these statements is included in our SEC filings.

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FIRST CHARTER

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